EXHIBIT 11

                             ELJER INDUSTRIES, INC.
           CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND APRIL 2, 1995



                                             For the Three Months Ended
                                                March            April
                                              31, 1996          2, 1995
                                              -----------    -----------
Primary Earnings Per Share:

Net Income (loss)                             $  (947,000)   $  (882,000)
                                              -----------    -----------


Weighted average common shares outstanding      7,143,509      7,129,626


Dilutive effect of stock options considered
     common stock equivalents                      25,643           --
                                              -----------    -----------


Weighted average number of common and
     common equivalent shares                   7,169,152      7,129,626


Primary earnings (loss) per share             $     (0.13)   $     (0.12)
                                              ===========    ===========


Fully Diluted Earnings Per Share:

Net income (loss)                             $  (947,000)   $  (882,000)
                                              -----------    -----------


Weighted average common shares outstanding      7,143,509      7,129,626


Dilutive effect of stock options considered
     common stock equivalents                      25,643           --
                                              -----------    -----------


Weighted average number of common and
      common equivalent shares                  7,169,152      7,129,626


Fully diluted earnings (loss) per share       $     (0.13)   $     (0.12)
                                              ===========    ===========